Apollo Medical Holdings, Inc. Announces Appointment Of Mark A. Meyers To Its Board of Directors

Company Also Names Mr. Meyers As Its Chief Strategy Officer

GLENDALE, Calif., Oct. 17, 2012 /PRNewswire via COMTEX/ -- Apollo Medical Holdings, Inc. ("ApolloMed") (OTCQB-AMEH), a leading provider of hospitalist, critical care, ACO and multi-disciplinary care management services in Central and Southern California, today announced the appointment of Mark A. Meyers to its Board of Directors. Mr. Meyers will also serve as Chief Strategy Officer for ApolloMed.

Mr. Meyers is a senior healthcare executive whose career spans over 30 years. Most recently, from April 2009 until September 2012, he served as Senior Vice President of Operations for Dignity Health's Los Angeles Service Area, which encompasses four hospitals, as well as President of Glendale Memorial Hospital and Health Center. Dignity Health, formerly Catholic Healthcare West, is the fifth largest hospital system in the nation.

Prior to this, from 2001 to 2009, Mr. Meyers was President of California Hospital Medical Center, a 316-bed Dignity facility in Downtown Los Angeles which also serves as a Level II trauma center. Prior to this, he worked for Tenet Healthcare Corporation from 1987 to 1997, serving as CEO for several hospitals, including Garden Grove Hospital in Garden Grove, California, Western Medical Center in Anaheim, California, Coastal Communities Hospital in Santa Ana, California, Doctors Hospital of Santa Ana and Santa Ana Hospital Medical Center. Mr. Meyers has also served as President and CEO of West Hills Hospital and Medical Center, a 272-bed facility in West Hills, California and CEO of Florida Medical Center, a 460-bed hospital in Broward County, Florida.

Mr. Meyers received a Bachelor of Science in Psychology from the University of Pittsburgh and a MPH from the University of Pittsburgh's Graduate School of Public Health. He is a Board Member of the Hospital Council of Southern California and Board Member of the Orange County Symphony.

"We are privileged to have Mark join our Board of Directors and serve as our Chief Strategy Officer," stated Warren Hosseinion, M.D., Chief Executive Officer of Apollo Medical Holdings, Inc. "He is an accomplished healthcare leader who has a profound understanding of the changes which are occurring in the healthcare industry. Mark is very proactive and will be a valuable member of our senior operations team."

"I believe in the vision that Apollo Medical Holdings has to provide a logical and attractive alternative for independent physicians, hospitals and managed care organizations that want to improve the quality and efficiency in the delivery of patient care," stated Mark Meyers. "I look forward to playing a role in the achievement of this role."

About Apollo Medical Holdings, Inc.

ApolloMed is a leading provider of integrated medical management services that improves the efficiency in inpatient care plus multi-disciplinary care management services targeting inefficiencies in healthcare payer and provider networks. Our integrated model combines hospitalist medicine, critical care medicine, 24-hour physician call centers, case management and transition management that offers to help healthcare organizations engage in performance payments for utilization efficiency, quality of care objectives and shared accountability arrangements. ApolloMed ACO was one of only eight ACOs selected to participate in the Medicare Shared Savings Program by CMS in California in 2012.

For more information please contact:

Media Contact:

Nidia Flores 818-396-8050 nflores@apollomed.net

SOURCE Apollo Medical Holdings, Inc.

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